Exhibit 99.1

Press Release

Media Contact:
Lisa McLaughlin
513-368-1860
lmclaughlin@hsr.com
Cincinnati Bell Elects Mark Lazarus to Board of Directors
     CINCINNATI — Feb. 3, 2009 — Cincinnati Bell Inc. (NYSE: CBB) today announced the election of Mark Lazarus as a director of the company, effective Jan. 30, 2009.
     Lazarus, 45, is president of media and marketing services for the Atlanta-based Career Sports & Entertainment agency. In this role, he leads the media division in developing multiplatform (television and broadband) sports and entertainment content, and the corporate marketing practice, which provides clients with marketing, property consulting, public relations, event, and creative services.
     Prior to joining CS&E in 2008, Lazarus was president of Turner Entertainment Group, where he set strategy and managed operations for Turner Entertainment Networks, the Animation, Young Adults & Kids Media unit, digital businesses, Peachtree TV, Turner Sports, and Turner Entertainment Sales and Marketing.
     A graduate of Vanderbilt University, Lazarus is on the board of governors of the Boys and Girls Clubs of America and serves on the board of directors for Atlanta’s High Museum of Art, the East Lake Foundation, the PATH Foundation, and Compass Diversified Holdings.
About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, and wireless services—that help keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world.
In addition, businesses ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center and managed services.
Cincinnati Bell conducts its operations through three business segments: Wireline, Wireless, and Technology Solutions. For more information, visit www.cincinnatibell.com.
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